As filed with the Securities and Exchange Commission on March 31, 2017

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ITUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6794	11-2622630
(State or other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12100 Wilshire Boulevard, Suite 1275

Los Angeles, CA 90025

Telephone: (310) 484-5200

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Mr. Robert A. Berman

President and Chief Executive Officer

ITUS Corporation

12100 Wilshire Boulevard, Suite 1275

Los Angeles, CA 90025

Telephone: (310) 484-5200

(Address, including zip code, and telephone number,

1including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Fax Number: (212) 370-7889

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price
				Amount of Registration Fee
Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)

Shares of common stock (2)	947,606	$5.04	$4,775,934.24	$553.53
Shares of common stock (3)	40,000	$3.05	$122,000.00	$14.14
Shares of common stock underlying warrants (4)	500,000	$5.03	$2,515,000.00	$291.49
Total	1,487,606	N/A	$7,412,934.24	$859.16

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.

(2)

The maximum offering price is being computed in accordance with Rule 457(a) of the Securities Act. The shares of common stock are being issued by the registrant in accordance with a right held by the registration pursuant to the terms of a patent acquisition agreement at a price per share of $5.04. The filing fee was previously paid.

(3)

Represents shares issued pursuant to the terms of a patent acquisition agreement. The proposed maximum offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales price of the common stock on the Nasdaq Capital Market on March 29, 2017.

(4)

Represents shares of common stock issuable upon the exercise of warrants (the “Warrants”) issued in connection with our redemption of Series A Convertible Preferred Stock. The proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 31, 2017

Prospectus

ITUS CORPORATION

1,487,606 Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of up to 1,487,606 shares of common stock, par value $0.01 per share, of ITUS Corporation (“we,” “us,” “our,” the “Company,” or “ITUS”) as follows:

•        the resale of 947,606 shares of common stock by Meetrix Communications, Inc. (“Meetrix”) which have been issued in satisfaction of an obligation owed by the Company to Meetrix in the amount of $4,775,934 pursuant to the terms of that certain Patent Acquisition Agreement, dated November 11, 2013, by and between the Company and Meetrix (the “Patent Acquisition Agreement”); and

•        the resale of 40,000 shares of common stock by Meetrix which were issued pursuant to the terms of the Patent Acquisition Agreement; and

•        the resale of 500,000 shares of common stock issuable upon the exercise of warrants (the “Warrants”) which were issued to Adaptive Capital, LLC (“Adaptive Capital”) on December 9, 2016 in connection with our redemption of 140 shares of our Series A Convertible Preferred Stock (the “Series A Preferred”), representing all of the Series A Preferred then outstanding, held by Adaptive Capital.

We will not receive any proceeds from the resale of any of the shares of common stock being registered hereby sold by the selling stockholders.  However, we may receive proceeds from the exercise of the warrants held by Adaptive Capital exercised other than pursuant to any applicable cashless exercise provisions of the Warrants.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ITUS.” On March 29, 2017, the last reported sale price of our common stock on the Nasdaq Capital Market was $3.08 per share.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. With regard only to the shares it sells for its own behalf, Meetrix and Adaptive Capital may each be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2017.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC. The following discussion should be read in conjunction with the consolidated financial statements for the fiscal years ended October 31, 2016 and 2015 and notes incorporated by reference therein. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. You should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including our “Risk Factors” and our public filings incorporated by reference hereto, before making an investment decision.

Unless otherwise indicated, all references in this prospectus to “dollars” or “$” refer to US dollars.

Business Overview

ITUS Corporation, through its wholly owned subsidiary, Anixa Diagnostics Corporation, is using the power of the immune system to diagnose cancer. Cchek™, our early cancer detection blood test, monitors subtle changes that occur in the immune system throughout early tumor formation and tumor growth. We hope that Cchek will one day become part of the standard blood work ordered for patients during routine doctor visits.

Cancer survival data from the past 50 years indicates that the earlier cancer is diagnosed, the higher the likelihood of survival. For many cancers, such as breast cancer and prostate cancer, early diagnoses (e.g., at stage 1 or stage 2) often result in cancer survival rates of between 90% and 100%, while later diagnoses (e.g., at stage 3 or stage 4) often result in survival rates of less than 30%. While much of the focus and research dollars have been spent trying to cure advanced cancers, the cancer survival data indicates that technologies which can find cancer early have the potential to have an enormous impact on increasing cancer survival rates and reducing cancer mortalities. For those cancers for which we currently have cancer detection technologies, we believe existing diagnostics are outdated, yielding results that are often inaccurate and unreliable for the doctor and invasive and expensive for the patient. For many other cancers, there are no effective means of early cancer detection.

Although early in its development, the efficacy of Cchek has already been demonstrated with 15 cancer types, including lung cancer, breast cancer, colon cancer, prostate cancer, pancreatic cancer, ovarian cancer, liver cancer, thyroid cancer and seven other cancers. When tested using blood samples from biopsy verified cancer patients and blood samples from healthy patients, Cchek has demonstrated a high degree of accuracy in detecting early and late stage cancers, and a high degree of reliability in distinguishing the blood of cancer patients from healthy patients. While many of the newest immunotherapy drugs are attempting to modify or enhance the power of the immune system to treat advanced cancers, we are relying on certain types of immune cells to diagnose cancer. Through the use of proprietary methodologies and protocols for identifying and monitoring these cells, including the use of artificial intelligence to interpret results, we believe that it will be possible to diagnose the presence of many types of cancer early with a relatively simple, inexpensive blood test.

Over the next nine to 12 months, we intend to undertake several important steps that are necessary to continue the development of Cchek and prepare the technology for the regulatory approval process. We plan to accumulate and process a greater number of cancer blood samples and normal blood samples, to be tested under consistent conditions and with the same protocols. We also intend to test benign conditions to determine whether we can successfully distinguish benign conditions from cancer. We expect to continue the development of our neural network and our use of artificial intelligence to determine whether it is capable of distinguishing one type of cancer from another. Finally, we aim to standardize our processes and procedures for Cchek and test and simulate a variety of varying conditions that may occur with the widespread distribution of a diagnostic test to determine the effects that such conditions may have on test results following commercialization.

Company History

We were incorporated in November 1982 under the laws of the State of Delaware. From inception through October 2012, our primary operations involved the development of patented technologies in the areas of thin-film displays and encryption. Beginning in October 2012, under the leadership of a new management team, we recapitalized our company, changed our corporate name and trading symbol, relocated our headquarters and modernized our computer systems. In July 2015, our shares of common stock began trading on NASDAQ.

In June 2015, we announced the formation of a new subsidiary, Anixa Diagnostics Corporation (“Anixa”) to develop a platform for non-invasive blood tests for the early detection of cancer. That platform is called Cchek™. In July 2015, we announced a collaborative research agreement with The Wistar Institute (“Wistar”), the nation’s first independent biomedical research institute and a National Cancer Institute designated cancer research center, for the purpose of validating our cancer detection methodologies and establishing protocols for identifying certain biomarkers in the blood which we identified and which are known to be associated with malignancies. In August 2016, we announced the renewal and expansion of our relationship with Wistar.

Company Operations

In October 2015, we and Wistar announced favorable results from initial testing of a small group of breast cancer patients and healthy controls. One hundred percent of the blood samples tested from patients with varying stages of breast cancer showed the presence of the biomarkers we identified, and none of the healthy patient blood samples contained the biomarkers. Breast cancer is the second most common cancer in the United States and throughout the world.

In April 2016, we announced that we had demonstrated the efficacy of our Cchek early cancer detection platform with lung cancer. Lung cancer is the leading cause of death among cancers in the United States and throughout the world, accounting for approximately 27% of all cancer related deaths in the United States and 19% worldwide. In September 2016, we announced that we had demonstrated the efficacy of our Cchek early cancer detection platform with colon cancer. Colon cancer is the third most common cancer in men and the second most common cancer in women worldwide, with approximately 1.4 million new cases diagnosed each year, and approximately 700,000 deaths. At the end of September 2016 through the end of October 2016, we made similar announcements with respect to the efficacy of our Cchek early cancer detection platform for melanoma, ovarian cancer, liver cancer, thyroid cancer and pancreatic cancer. In November 2016, we announced that we had demonstrated the efficacy of our Cchek early cancer detection platform with six additional cancer types including appendiceal cancer (cancer of the appendix), uterine cancer, osteosarcoma (cancer of the bone), leiomyosarcoma (cancer of the soft tissue), liposarcoma (cancer of the connective tissue), and vulvar cancer (cancer of the vulva). In January 2017, we announced that we had demonstrated the efficacy of our Cchek early cancer detection platform with prostate cancer, bringing the number of cancer types for which the efficacy of Cchek has been validated to 15 through that date.

On December 7, 2016, MD Anderson Cancer Center enrolled to join our early cancer detection biomarker study. Patient blood samples produced by MD Anderson will assist us in achieving the critical mass necessary to begin discussions with regulators.

Our Cchek cancer detection platform measures a patient's immune response to a malignancy by detecting the presence, absence and quantity of certain immune cells that exist in and around a tumor and that enter the blood stream. These types of cells and the tumor microenvironment have been the focus of recent groundbreaking published and reported research in immune-oncology, enabling the development of novel immunotherapies used for treating certain cancer types. Instead of seeking to alter or boost the body’s immune system and its ability to destroy cancer cells, as is the case with immunotherapy drugs, we have developed proprietary techniques and protocols for measuring the subtle immunological changes that occur in the blood stream during tumor development. Specifically, we seek to identify a subset of myeloid cells that we believe are diagnostic. These cells, often referred to as Myeloid Derived Suppressor Cells (MDSCs), are identified by specific surface proteins enabling characterization. We generally refer to MDSCs and other cells of the immune system that we believe can be diagnostic in nature as biomarkers. Through our proprietary protocols, we have had early success and have demonstrated accuracy in detecting these biomarkers in the peripheral blood of biopsy verified cancer patients, and in distinguishing the blood of healthy patients from the blood of cancer patients. Our goal is to establish Cchek as a non-invasive, inexpensive, cancer diagnostic blood test that can reduce or eliminate the need for traditionally expensive, invasive, painful and often inaccurate cancer diagnostic procedures which are currently in use.

In each instance where we have demonstrated the efficacy of our cancer detection platform, fresh (utilized within 48 hours) blood samples from biopsy verified cancer patients have been tested at Wistar using a variety of experimental methodologies and protocols. Such unblinded, non-uniform testing is common during the initial development stage of new technologies and diagnostic tests. Blood samples from patients with differing severities of cancers (with some cancers such as breast cancer stage 0 to stage 4) have been tested, including samples from both pre-treatment and post-treatment patients. In addition, Wistar has also tested blood from healthy donors. A critical aspect of any cancer diagnostic is the ability to accurately distinguish patients with cancer from healthy patients. Based upon our early results, our scientists are working with Wistar to finalize protocols and methodologies for identifying and classifying the immunologic biomarkers that are the foundation for our Cchek early cancer detection platform. Although our scientists, working in collaboration with Wistar, will continue to improve our processes and methodologies to achieve maximum performance, we expect our testing to become more uniform over time and to eventually test patient samples in a double-blinded manner. While studies comparing biopsy verified cancer patients have been compared to healthy donors, we have not yet evaluated benign conditions such as non-malignant neoplasias, systemic inflammatory conditions, infections and other potential conditions that impact or may impact the immune system. Such testing will be necessary for regulatory approval.

Based upon and following the results of a more extensive clinical study, we intend to determine what further studies are necessary and whether and when to begin the process of seeking regulatory approval for a cancer screening test or confirmatory diagnostic test based upon our Cchek technology. One manner of seeking regulatory approval is to have a lab certified to run our cancer tests pursuant to the Clinical Laboratory Improvement Act of 1967 and the Clinical Laboratory Improvement Amendments of 1988 (together, “CLIA”). Among other requirements, CLIA requires clinical laboratories that perform diagnostic testing to be certified by the state in which the lab is located, as well as the Center for Medicare and Medicaid Services. If we seek regulatory approval pursuant to CLIA, only those laboratories that are certified under CLIA to run our diagnostic test would be able to process test samples. CLIA certification may or may not require additional studies. We may seek to establish our own CLIA certified laboratory to run the diagnostic tests, or we may potentially contract with an existing CLIA certified lab, and seek to have that laboratory certified to run our diagnostic test.

Another manner of obtaining regulatory approval would be to seek to have Cchek approved by the Food and Drug Administration (“FDA”), pursuant to what are commonly referred to as either the 510(K) process or the Premarket Application (“PMA”) process. The appropriate pathway for FDA approval would depend upon a variety of factors including the intended use of the test and the risks associated with such use. FDA approval can take several years and would entail additional clinical studies.

Our decision as to whether and when to seek CLIA certification or FDA approval of a diagnostic test or tests utilizing our Cchek technology will be dependent on a variety of factors including the results from more extensive clinical studies, the capital requirements of each approval process, the landscape for competitive diagnostic testing and the time and resources required by each approval process. It is possible that we may seek to have one or more diagnostic tests approved via CLIA certification, and other diagnostic test or tests approved by the FDA, or that we may seek simultaneous FDA approval and CLIA certification of a particular diagnostic test or tests.

During the balance of 2017, we expect Cchek to be the primary focus of our company. As part of our legacy operations, we remain engaged in limited patent licensing activities in the area of encrypted audio/video conference calling. We do not expect these activities to be a significant part of our ongoing operations.

Over the past several fiscal quarters, our revenue has been derived from technology licensing and the sale of patented technologies, including in connection with the settlement of litigation. In addition to our Anixa subsidiary, we may make investments in and form new companies to develop additional emerging technologies.

Recent Developments

                On January 19, 2017, we announced that our board of directors had approved a rights offering for our stockholders of up to $12,000,000. The rights offering included the non-transferable right to purchase one (1) share of our common stock, at a discount, for each share of our common stock owned by stockholders on the ownership day of Friday, February 24, 2017.  The subscription period for the rights offering commenced on March 3, 2017 and expired on March 24, 2017. We expect to close the rights offering on or about March 31, 2017.

Selling Stockholders

Meetrix Communications Inc.

                On November 11, 2013, the Company entered into the Patent Acquisition Agreement with Meetrix.  Pursuant to the terms of the Patent Acquisition Agreement, which was entered into by the Company in connection with its former business operations involving the development of patented technologies in the areas of thin-film displays and encryption, the Company purchased from Meetrix its right, title and interest in four U.S. patents (Meetrix maintained a limited license to continue to use the patents). In consideration for its purchase of the patents, the Company issued to Meetrix 40,000 shares of common stock (the “Meetrix Shares”), granted Meetrix a continuing royalty in the net proceeds earned by the Company relating to the patents (the “Meetrix Royalty”) and agreed to pay to Meetrix, on no later than the fourth anniversary of the effective date of the Patent Acquisition Agreement, $5,000,000 (less the value of the Meetrix Shares and any Meetrix Royalty payments) (the “Meetrix Obligation”). Pursuant to the terms of the Patent Acquisition Agreement, the Company could elect to pay the Meetrix Obligation using stock of the Company, with a value given to the stock equal to ninety percent (90%) of the weighted average closing prices for the thirty (30) day period prior to such election. On December 27, 2016, the Company provided notice to Meetrix of its intention to issue shares of common stock to satisfy the Meetrix Obligation, which as of the date of such notice was $4,775,934. The price at which the Meetrix Obligation is being satisfied is $5.04 per share. On March 27, 2017, the 947,606 shares were issued to Meetrix.

Adaptive Capital, LLC

On September 9, 2014, we issued 140 shares of Series A Preferred to Adaptive Capital having an aggregate value of $3,500,000 and a warrant to purchase 370,000 shares of the Company’s common stock (the “September 2014 Warrant”). The September 2014 Warrant expired on November 11, 2016.  Holders of our Series A Preferred had a one-time right to require the Company to redeem the Series A Preferred shares, which right was set to expire on November 11, 2016 (the “Redemption Date”). Under its terms, the Series A Preferred could only be redeemed from the proceeds of the sale of the Company’s equity securities.  On November 11, 2016 the holder of all of our outstanding Series A Preferred exercised its right of redemption. On December 6, 2016, we entered into an agreement with the holder of the Series A Preferred setting forth the terms under which such redemption would take place (the “Redemption Agreement”) in lieu of paying the redemption from proceeds of sales of equity securities. Pursuant to the Redemption Agreement, upon closing, the holder of the Series A Preferred received (i) $500,000 in cash (ii) a 12% secured debenture evidencing the remaining $3,000,000 amount to be redeemed (the “Redemption Debenture”), and (iii) a 5 year Warrant to purchase 500,000 shares of the Company’s common stock at an exercise price of $5.03 per share.

The Redemption Debenture shall be paid in cash by the Company as follows: $1,000,000 of the principal amount shall be paid on or before June 1, 2017, and the remaining $2,000,000 of the principal amount shall be paid on or before November 11, 2017. Interest shall accrue on any unpaid principal of the Redemption Debenture at the rate of 12% per annum, payable in cash on the first day of each calendar quarter beginning 90 days after issuance of the Redemption Debenture, with all accrued and unpaid interest to be paid with the final payment of principal under the Redemption Debenture (regardless of such repayment date). The Redemption Debenture is secured by a lien on the Company’s assets and prohibits the Company from incurring any senior indebtedness other than equipment financing in connection with the Company’s business.

The Warrant grants the holder the right to purchase 500,000 shares of common stock (such shares of common stock issuable upon exercise of the warrant, the “Warrant Shares”) at an exercise price equal to $5.03. The Warrant expires on November 11, 2021.  If there is not an effective registration statement covering the Warrant Shares at the time that the Warrant is exercised, the Warrant may be exercised on a cashless basis, otherwise the Warrant holder must exercise for cash.

Pursuant to the Warrant, Adaptive Capital may not exercise the Warrant if such exercise would result in the Adaptive Capital beneficially owning in excess of 4.99% of our then issued and outstanding common stock.  A holder may, however, increase this limitation (but in no event exceed 9.99% of the number of shares of common stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase this limitation.  In connection with this transaction, the Company granted the investor registration rights with respect to the Warrant Shares.

Where You Can Find Us

Our principal executive offices are located at 12100 Wilshire Boulevard, Suite 1275, Los Angeles, CA 90025, our telephone number is (310) 484-5200, and our Internet website address is http://www.ITUScorp.com.  The information on our website is not a part of, or incorporated in, this prospectus.

The Offering

Common stock offered herein:	1,487,606 shares
Common stock outstanding: (1)	9,705,656 shares
Common stock outstanding after the offering: (1)	10,205,656 shares
Meetrix Ownership:	Meetrix owns approximately 9.3% of our common stock assuming that Meetrix does not hold any other shares of common stock other than the shares being registered for resale herein.
Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive proceeds upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrant will be exercised. See “Use of Proceeds.”

Listing of common stock:	Our common stock is listed on the Nasdaq Capital Market under the symbol “ITUS.”
Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.
Risk Factors:

An investment in our company is highly speculative and involves a significant degree of risk.  See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)           The number of shares of common stock shown above to be outstanding before and after this offering is based on the 9,705,656 shares outstanding as of March 30, 2017. The number of shares of common stock outstanding after this offering assumes that the Warrant has been exercised in full by Adaptive Capital. The number of shares of common stock outstanding before and after this offering excludes as of such date:

•

1,186,872 shares of our common stock issuable upon exercise of stock options outstanding under our 2010 Share Incentive Plan, 422,666 of which are not currently exercisable, which have a weighted average exercise price of $3.29 per share and 195,400 shares of our common stock issuable upon exercise of stock options outstanding under our 2003 Share Incentive Plan which have a weighted average exercise price of $19.05 per share;

•	764,000 shares of our common stock reserved for future issuance under our 2010 Share Incentive Plan;
•

1,780,000 shares of our common stock issuable upon the exercise of stock options outstanding pursuant to stock options that were not granted under the 2003 Share Plan or the 2010 Share Plan which have a weighted average exercise price of $2.70 per share; and

•

337,400 shares of our common stock issuable upon exercise of our outstanding warrants which have a weighted average exercise price of $10.02 (excluding the 500,000 shares of common stock issuable upon exercise of the Warrant).

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision with regard to our securities. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Financial Condition and Operations

We have a history of losses and may incur additional losses in the future.

On a cumulative basis we have sustained substantial losses and negative cash flows from operations since our inception.  As of January 31, 2017, our accumulated deficit was approximately $152,754,000.  As of January 31, 2017, we had approximately $2,000,000 in cash and cash equivalents and short-term investments, and a working capital deficit of approximately $1,655,000. We incurred losses of approximately $5,016,000 in fiscal year 2016. We expect to incur material research and development expenses and to continue incurring significant legal and general and administrative expenses in connection with our operations.  As a result, we anticipate that we will incur losses in the future.

As a result of our current lack of financial liquidity, our independent registered public accounting firm (“auditors”) has expressed substantial doubt regarding our ability to continue as a “going concern.”

As a result of our historical losses and our current burn rate, our auditors’ report for our financial statements for the year ended October 31, 2016 contains a statement concerning our ability to continue as a “going concern” in the event that we are unable to obtain additional capital. Potential sources of capital include income from operations, debt and the sale of the Company’s equity securities. Many factors impact our ability to generate capital including the results of our ongoing clinical trials, the price of our stock, the liquidity of our stock, factors that influence the capital markets, and the overall health of the U.S. and world economies.

Because Cchek™ is at an early stage of development, it is not likely that we will generate revenue from operations for the foreseeable future. In the event that we are unable to raise additional capital, the ongoing development of Cchek™ would be materially and adversely impacted as would the continuing viability of the Company.

Our financial statements have been prepared assuming that we will continue as a going concern.  In order for us to have sufficient capital to execute our business plan, fund our operations and meet our debt obligations over the next 12 months, we will need to raise additional capital.  Although we have been successful in the past in raising capital, we cannot provide any assurance that we will be successful in doing so in the future to the extent necessary to be able to fund our operating activities and debt obligations over the next 12 months, which raises substantial doubt about our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will need additional funding in the future which may not be available on acceptable terms, or at all, and, if available, may result in dilution to our stockholders.

Based on currently available information as of March 30, 2017, we believe that our existing cash, cash equivalents, short-term investments and expected cash flows from operations will not be sufficient to fund our activities and debt obligations for the next 12 months. To date, we have relied primarily upon cash from the public and private sale of equity and debt securities, as well as net proceeds from the December 2014 settlement with AUO Optronics Corporation (“AUO”), to generate the working capital needed to finance our operations and to repay the Redemption Debenture.  If current cash on hand, cash equivalents, short term investments and cash that may be generated from our business operations are insufficient to continue to operate our business, we will be required to obtain more working capital.  We may seek to obtain working capital through sales of our equity securities or through bank credit facilities or public or private debt from various financial institutions where possible which would rank junior in right of payment to our existing Redemption Debenture. We cannot be certain that additional funding will be available on acceptable terms, or at all.  If we do identify sources for additional funding, the sale of additional equity securities or convertible debt could result in dilution to our stockholders. Additionally, the sale of equity securities or issuance of debt securities may be subject to certain security holder approvals or may result in the downward adjustment of the exercise or conversion price of our outstanding securities.  We can give no assurance that we will generate sufficient cash flows in the future to satisfy our liquidity requirements or sustain future operations, or that other sources of funding, such as sales of equity or debt, would be available or would be approved by our security holders, if needed, on favorable terms or at all.  If we fail to obtain additional working capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.  Furthermore, such lack of funds may inhibit our ability to respond to competitive pressures or unanticipated capital needs, or may force us to reduce operating expenses, which would significantly harm the business and development of operations.

Failure to pay our secured debt holder may result in a foreclosure.

On September 9, 2014, we issued 140 shares of Series A Preferred having an aggregate value of $3,500,000 and a warrant to purchase 370,000 shares of the Company’s common stock. The September 2014 Warrant expired on November 11, 2016.  Holders of our Series A Preferred had a one-time right to require the Company to redeem the Series A Preferred shares, which right was set to expire on November 11, 2016. Under its terms, the Series A Preferred could only be redeemed from the proceeds of the sale of the Company’s equity securities.  On November 11, 2016 the holder of all of our outstanding Series A Preferred exercised its right of redemption. On December 6, 2016, we entered into an agreement with the holder of the Series A Preferred setting forth the terms under which such redemption would take place in lieu of paying the redemption from proceeds of the sale of equity securities. Pursuant to the Redemption Agreement, at closing the holder of the Series A Preferred received (i) $500,000 in cash, (ii) a 12% secured debenture evidencing the remaining $3,000,000 amount to be redeemed, $1,000,000 of which is due on or before June 1, 2017 and the remainder of which is due November 11, 2017, and (iii) a 5 year Warrant to purchase 500,000 shares of the Company’s common stock with substantially the same terms as the expired September 2014 Warrant at an exercise price equal to $5.03 per share. The Redemption Debenture is secured by a lien on the Company’s assets and prohibits the Company from incurring any senior indebtedness other than equipment financing in connection with the Company’s business.

If we default under the Redemption Debenture, the creditor may seek to obtain a judgment against the Company for the remaining balance of the Redemption Debenture and attempt to foreclose on assets of the Company sufficient to repay the remaining balance of the Redemption Debenture. In the event of a default, if the Company is unable to re-negotiate the terms of the Redemption Debenture or raise sufficient capital to repay the remaining balance of the Redemption Debenture, such default would have a material adverse impact on the ongoing operations of the Company.

The terms set forth in the Redemption Debenture may make it difficult for us to borrow additional funds in the future.

Other than trade debt, the terms of the Redemption Debenture prohibit us from incurring indebtedness that ranks senior in right of payment to the Redemption Debenture.  This restriction may make it difficult for us to borrow additional funds from third parties. Additionally, the Redemption Debenture is secured by a lien on the assets of the Company which may prevent us from incurring additional secured debt. If we are unable to raise additional capital through the issuance of debt such failure could have a material adverse impact on our business, results of operations and financial condition.

Failure to effectively manage our potential growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our business strategy and potential growth may place a strain on managerial, operational and financial resources and systems.  Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Risks Related to Cchek™

Our cancer diagnostic business is pre-revenue, and subject to the risks of an early stage biotechnology company.

Since the Company’s primary focus for the foreseeable future will likely be our cancer diagnostics business, shareholders should understand that we are primarily an early stage biotechnology company with no history of revenue-generating operations, and our only assets consist of our proprietary technologies and the know-how of our officers. Therefore we are subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the early detection of certain cancers. Cchek™ is in its early stages of development, and we still must establish and implement many important functions necessary to commercialize the technology.

Accordingly, you should consider the Company’s prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the biotechnology field. Shareholders should carefully consider the risks and uncertainties that a business with no operating history will face. In particular, shareholders should consider that there is a significant risk that we will not be able to:

  demonstrate the effectiveness of Cchek™;
  implement or execute our current business plan, or that our current business plan is sound;
  raise sufficient funds in the capital markets or otherwise to fully effectuate our business plan;
  maintain our management team, including the members of our scientific advisory board;
  determine that the processes and technologies that we have developed or will develop are commercially viable; and/or attract, enter into or maintain contracts with potential commercial partners such as licensors of technology and suppliers.

Any of the foregoing risks may adversely affect the Company and result in the failure of our business. In addition, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. At some point, we will need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We may not be able to reach such achievements, which would have a material adverse effect on our Company.

We may have difficulty in raising capital for our cancer diagnostic business and may consume resources faster than expected.

We currently do not generate any revenue from Cchek™ or otherwise and as of January 31, 2017, the Company had $2,000,000 in cash, cash equivalents and short-term investments. Therefore, we have a limited source of cash to meet our future capital requirements, which will include the repayment of the Redemption Debenture and may include the expensive process of obtaining FDA approval for Cchek™ for each type of cancer for which we desire to launch a diagnostic test. We do not expect to generate revenues for the foreseeable future, and we may not be able to raise funds in the future, which would leave us without resources to continue our operations and force us to resort to the Company raising additional capital in the form of equity or debt financings, which may not be available to us. We may have difficulty raising needed capital in the near or longer term as a result of, among other factors, the very early stage of our diagnostic business and our lack of revenues as well as the inherent business risks associated with an early stage, biotechnology company and present and future market conditions. Also, we may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated. Our inability to raise funds could lead to decreases in the price of our common stock and the failure of our cancer diagnostic business which would have a material adverse effect on the Company.

While our Cchek™  diagnostic technology has shown favorable results from initial testing, we cannot guarantee that these results will be replicated in future testing nor can we guarantee the success of the technology at all.

We have initially used Cchek™ to test the blood of small groups of individuals consisting of cancer patients and healthy patients and have reported sensitivity of 92% and specificity of 92%. While these preliminary results far exceed existing diagnostic testing, there is no guarantee that these results will be replicable when we test a larger group of patients or at all. If we are unable to consistently attain results that are necessary for commercialization of CchekÔ, our diagnostic technology will not have any monetary value and we will be unable to generate any revenue from this technology.

Even if we are able to attain results necessary for the commercialization of Cchek™, our ability to commercialize the technology in the future will depend on our ability to provide evidence of clinical utility.

Our ability to successfully commercialize Cchek™ will depend on numerous factors, including whether health care providers believe that Cchek™ provides sufficient incremental clinical utility; whether the medical community accepts that Cchek™ has sufficient sensitivity (there are no or very few false positives), specificity (detects the cancer the test is supposed to detect) and predictive value to be meaningful in patient care and treatment decisions; whether the cost of the test is reasonably priced and commercially viable; and whether health insurers, government health programs and other third-party payers will cover and pay for Cchek™ and the amount that they will reimburse for such tests. These factors may present obstacles to commercial acceptance of Cchek™.  To the extent these obstacles arise, we will need to devote substantial time and resources to overcome these obstacles, and we might not be successful. Failure to achieve widespread market acceptance of Cchek™ would materially harm our business, financial condition and results of operations.

We are unable to give any assurance that we will be successful in providing sufficient evidence of clinical utility or any assurance that we will have adequate managerial, technical or financial resources to support the studies necessary to provide sufficient evidence of clinical utility of Cchek™ or to adequately differentiate our test from other diagnostic products in the manner, timeframe or cost parameters we anticipate, if at all. If we are unable to provide evidence of clinical utility and differentiate Cchek™, we will not be able to generate the revenues and market growth that we seek. Our failure to generate revenue from the sale of our products would materially adversely impact our business, financial condition, results of operations and prospects.

Diagnostic test development involves a lengthy and complex process, and we may be unable to commercialize Cchek™ on a timely basis, or at all.

We have begun to devote considerable resources to research and development for Cchek™, however there can be no assurance that Cchek™ will be capable of reliably predicting the occurrence or recurrence of any cancers with the sensitivity and specificity necessary to be clinically and commercially useful, or, even if such technology is clinically and commercially useful, that it will result in commercially successful products. In addition, before we can fully develop Cchek™ and commercialize any new products, we will need to:

  conduct substantial research and development;
  conduct validation studies;
  expend significant funds;
  enter into agreements and maintain relationships with third party vendors to provide third party blood samples;
  obtain regulatory approval (either CLIA, FDA or both); and
  establish or contract with the owner of a CLIA certified laboratory to process test samples.

Accordingly, our product development process involves a high degree of risk and may take several years, especially if the Company seeks FDA approval for each of its diagnostic tests. If Cchek™ should fail at the research or development stage, not produce sufficient clinical validation data to support the effectiveness of the product or not gain regulatory approval or if we should run out of cash to devote towards the commercialization of the technology or fail to establish agreements with necessary third party vendors, we will not make it to commercialization and we will not generate any revenue from the technology.

If we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our Cchek™  technology, and our ability to generate revenue and the viability of our Company will be materially impaired.

Commercialization of Cchek™ will require that we obtain either CLIA certification, FDA approval or both. If we are unable to obtain regulatory approval for Cchek™, we will be unable to commercialize and generate revenue from the technology which would have a material adverse effect on our business, financial condition and results of operations.

Unless we obtain FDA approval for Cchek™, we will be dependent on laboratory contractors for testing of patient samples that are essential to the development and validation of Cchek™.

To pursue the development and validation of Cchek™, we will require access to test results obtained from patient blood samples. We have currently contracted with Wistar to provide these services. Unless and until Cchek™ receives FDA approval, we may elect to seek CLIA certification for one or more of our Cchek™ tests. Failure to receive FDA approval or CLIA certification would have a material adverse effect on our ability to develop and validate Cchek™.

We will be dependent on third parties for the patient samples that are essential to the development and validation of Cchek™.

To pursue our development and validation of Cchek™, we are likely to need access, over time, to patient blood samples and such patients will need to consent to the use of their blood. As a result, we have made arrangements with Wistar and neighboring hospitals and medical practices to give us access to patient samples for the development and validation of Cchek™. In the event that we are unable to obtain patient samples, or access to patient samples becomes more limited due to changes in privacy laws governing the use and disclosure of medical information or due to changes in the laws restricting our ability to obtain patient samples and associated information, our ability to pursue the development of Cchek™ may be slowed or halted, which could have a material adverse effect on our business, financial condition and results of operations

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or changing interpretations of, the law or regulations of the Clinical Laboratory Improvement Act of 1967, the Clinical Laboratory Improvement Amendments of 1988, or the FDA or other federal, state or local agencies.

ITUS will need to seek regulatory approval in order to market Cchek™. The clinical laboratory testing industry is subject to extensive federal and state regulation, and many of these statutes and regulations have not been interpreted by the courts. The Clinical Laboratory Improvement Act of 1967 and the Clinical Laboratory Improvement Amendments of 1988 are federal regulatory standards that apply to virtually all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, by requiring that they be certified under federal law. CLIA does not pre-empt state law, which in some cases may be more stringent than federal law and require additional personnel qualifications, quality control, record maintenance and proficiency testing. The sanction for failure to comply with CLIA and state requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. Several states have similar laws and we may be subject to similar penalties. The FDA regulates diagnostic products and periodically inspects and reviews their manufacturing processes and product performance. We may choose to seek FDA approval for one or more Cchek™ tests, opposed to seeking CLIA certification. We cannot assure that applicable statutes and regulations will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect our business. Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us, which may be costly, including FDA regulation of laboratory developed tests.

Health insurers and other third-party payers may decide not to reimburse our Cchek™  diagnostic testing or may provide inadequate reimbursement, which could jeopardize our commercial prospects and require customers to pay for the tests out of pocket.

In the United States, the regulatory process that allows diagnostic tests to be marketed is independent of any coverage determinations made by third-party payers. For new diagnostic tests, private and government payers decide whether to cover the test, the reimbursement amount for a covered test and the specific conditions for reimbursement. Physicians may order diagnostic tests that are not reimbursed by third-party payers, but coverage determinations and reimbursement levels and conditions are critical to the commercial success of a diagnostic product. Each third-party payer makes its own decision about which tests it will cover and how much it will pay, although many payers will follow the lead of Medicare. As a result, the coverage determination process will be a time-consuming and costly process that requires us to provide scientific, clinical and economic support for the use of Cchek™ diagnostic testing to each payer separately, with no assurance that approval will be obtained. If third-party payers decide not to cover Cchek™ or if they offer inadequate payment amounts, our ability to generate revenue from Cchek™ could be limited since patients who want to take the diagnostic tests would have to pay for it out of pocket. Even if one or more third-party payers decide to reimburse for Cchek™ diagnostic testing, a third-party payer may stop or lower payment at any time, which could reduce revenue. We cannot predict whether third-party payers will cover Cchek™ diagnostic testing or offer adequate reimbursement. We also cannot predict the timing of such decisions. In addition, physicians or patients may decide not to order Cchek™ tests if third-party payments are inadequate, especially if ordering the test could result in financial liability for the patient.

Whether or not health insurers and other third-party payers decide to reimburse Cchek™, the technology may cost patients more than we anticipate.

We believe that our Cchek™ diagnostic testing will significantly reduce the cost to patients of screening and confirmatory testing for certain types of cancer. If, however, the cost to utilize Cchek™ is more expensive than we anticipate, many patients and third-party payers may elect not to utilize the technology which would significantly impact our ability to generate revenue from the technology.

We operate in a competitive market and expect to face intense competition, often from companies with greater resources and experience than us.

The clinical diagnostics industry is highly competitive and subject to rapid change. We are aware of many different types of diagnostic tests available to detect cancer that are currently in use or being developed and many more types of diagnostic tests may be developed in the future. If we are able to successfully commercialize Cchek™, all of these tests will compete with our product. If  Cchek™  is more expensive than and/or does not have sufficient specificity, sensitivity or predictive value to compete with tests that are currently on the market, or if any other diagnostic tests that are under development, once successfully developed and commercialized, have greater specificity, sensitivity or predictive value and/or are cheaper than our technology, we may be unable to compete successfully with such products which would have a material adverse effect on our business, financial condition and results of operations.

Furthermore, as the industry continues to expand and evolve, an increasing number of competitors and potential competitors may enter the market. Many of these competitors and potential competitors have substantially greater financial, technological, managerial and research and development resources and experience than we do. Some of these competitors and potential competitors have more experience than we do in the development of diagnostic products, including validation procedures and regulatory matters. In addition, Cchek™ will compete with product offerings from large and well established companies that have greater marketing and sales experience and capabilities than we do. If we are unable to compete successfully, we may be unable to sustain and grow our revenue.

If we are unable to obtain and maintain intellectual property protection, our competitive position will be harmed.

Our ability to compete and to achieve sustained profitability will be impacted by our ability to protect our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies. We expect to rely on a combination of patent protection, copyrights, trademarks, trade secrets, know-how, and regulatory approvals to protect Cchek™ and any of our other technologies. Our intellectual property strategy is intended to help develop and maintain our competitive position. However, there is no assurance that we will be able to obtain patent protection for Cchek™ and any other technologies, nor can we be certain that the steps we will have taken will prevent the misappropriation and unauthorized use of our technologies. If we are not able to obtain and maintain patent protection our competitive position may be harmed.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. We may become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third-party's intellectual property rights, we could be required to obtain a license from such third-party to continue developing our Cchek™ cancer diagnostic technologies and other proprietary discoveries and technologies. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease developing the infringing technology or product. In addition, we could be found liable for monetary damages. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our business.

We are dependent upon a few key personnel and the loss of their services could adversely affect us.

Our future success of developing Cchek™ will depend on the efforts of our Executive Chairman of the Board Dr. Amit Kumar. We do not maintain “key person” life insurance on Dr. Kumar. The loss of the services of Dr. Kumar could have a material adverse effect on our business and operating results.

Risks Related to Legacy Patent Licensing Activities

In connection with our legacy patent licensing activities, we may not be able to license our patent portfolios which may have an adverse impact on our future operations.

We may generate revenues and related cash flows from the licensing and enforcement of patents that we currently own, from technologies that we develop and from the rights to license and enforce additional patents we have obtained, and may obtain in the future, from third parties.  However, we can give no assurances that we will be able to identify opportunities to exploit such patents or that such opportunities, even if identified, will generate sufficient revenues to sustain future operations.

We, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us to certain material liabilities.

From time to time, we may rely upon the opinions of purported experts.  In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such opinions are made. By relying on these opinions, we may be exposed to liabilities in connection with the licensing and enforcement of certain patents and patent rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent licensing activities conducted by certain of our subsidiaries, a court that has ruled unfavorably against us may also impose sanctions or award attorney’s fees, exposing us and our operating subsidiaries to certain material liabilities.

In connection with any of our patent licensing activities, it is possible that a court that has ruled against us may also impose sanctions or award attorney’s fees to defendants, exposing us or our operating subsidiaries to material liabilities, which could materially harm our operating results and our financial condition.

Our patented technologies have an uncertain market value.

Many of our patents and technologies are in the early stages of adoption in the commercial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services.

Risks Related to Our Common Stock

The issuance or sale of shares in the future to raise money or for strategic purposes could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations, to pay down existing or then existing indebtedness, as consideration for the acquisition of assets (as we did with Meetrix), to pay for the development of our Cchek™ platform and for acquisitions of companies. We have and in the future may issue securities convertible into our common stock. Any of these events may dilute stockholders' ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Any actual or anticipated sales of shares by our stockholders may cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock by our stockholders, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware General Corporation Law (“DGCL”) and our certificate of incorporation, as amended (the “Certificate of Incorporation”) and by-laws (“By-Laws”) could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

  Section 203 of the DGCL, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;
  The authorization in our Certificate of Incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and
  Provisions in our By-Laws regarding stockholders' rights to call a special meeting of stockholders limit such rights to stockholders holding together at least a majority of shares of the Company entitled to vote at the meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our Board of Directors or to vote to repeal any of the anti-takeover provisions contained in our Certificate of Incorporation and By-Laws.

Together, these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future, specifically as we continue to devote more of our resources towards our Cchek™ diagnostic technology. It is likely that in future periods, we will have no revenue or, in any event, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

  clinical trial results relating to our diagnostic technology;
  progress with regulatory authorities towards the certification/approval of our diagnostic technology;
  costs related to acquisitions, alliances and licenses.

Biotechnology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of biotechnology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

  announcements of developments in the cancer diagnostic testing industry;
  developments in relationships with third party vendors and laboratories;
  announcements of developments in our remaining patent enforcement actions;
  developments or disputes concerning our patents and other intellectual property;
  our or our competitors' technological innovations;
  variations in our quarterly operating results;
  our failure to meet or exceed securities analysts' expectations of our financial results;
  a change in financial estimates or securities analysts' recommendations;
  changes in management's or securities analysts' estimates of our financial performance;
  announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and
  the timing of or our failure to complete significant transactions.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by changes in governmental regulations in the diagnostic testing industry and/or court rulings and/or other developments in our remaining patent licensing and enforcement actions. For example, if government regulators no longer allow for the use of diagnostic technology that has not been granted FDA approval (e.g. denying products that have only received CLIA certification), the time and cost to bring our technology to market will increase which will likely have an adverse impact on our stock price.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business and financial results.

Our common stock is currently listed on NASDAQ Capital Market, however if our common stock is delisted for any reason, it will become subject to the SEC’s penny stock rules which may make our shares more difficult to sell.

If our common stock is delisted from NASDAQ Capital Market, our common stock will then fit the definition of a penny stock and therefore would be subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks.  The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to sell their shares.  The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market.  The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction.  In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction.  The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices.

We do not anticipate declaring any cash dividends on our common stock which may adversely impact the market price of our stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

We are registering an aggregate of 1,487,606 shares of common stock and the sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 1,487,606 shares of common stock under this registration statement of which this prospectus forms a part for issuance. Notwithstanding ownership limitations of the selling stockholders, the 1,487,606 shares represent approximately 14.6% of our shares of common stock outstanding immediately after the exercise of the Warrants by Adaptive Capital. If the selling stockholders sell all of their shares, the sale of such shares could depress the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.  However, we may receive proceeds from the sale of securities upon the exercise of the Warrants (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DETERMINATION OF OFFERING PRICE

                The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

                The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

                In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of March 30, 2017 regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently convertible or exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 9,705,656 shares of common stock outstanding as of March 30, 2017 plus shares the selling stockholders will receive upon exercise of warrants or conversion of debt which are being offered in this offering.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (3)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (3)
	Number of Shares of Common Stock Owned Prior to Offering

Name of Selling Stockholder
Meetrix Communications Inc. (1)	987,606	987,606	-	*
Adaptive Capital (2)	600,800	500,000	100,800	*

__________________________

* Less than 1%

1.       Consists of the Meetrix Shares and the 947,606 shares of common stock that have been issued to Meetrix in connection with the Patent Acquisition Agreement.  Jebb Dykstra exercises the voting and investment control for Meetrix.

2.       Consists of 100,800 shares of common stock and 500,000 shares of common stock issuable upon exercise of the Warrant. We have currently registered for resale the 100,800 on a separate registration statement that was already declared effective by the SEC. Tahoe Pacific Corp. exercises the voting and investment control for Adaptive Capital pursuant to an asset management agreement. James Brown, the President of Tahoe Pacific Corp., exercises voting and investment control for Tahoe Pacific Corp.

3.       Assumes the sale of all shares offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         transactions involving cross or block trades;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         in privately negotiated transactions;

•         short sales after the registration statement, of which this prospectus forms a part, becomes effective;

•         broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•         “at the market” into an existing market for the common stock;

•         through the writing of options on the shares;

•         a combination of any such methods of sale; and

•         any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Meetrix and Adaptive Capital may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, Meetrix and Adaptive Capital may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, Meetrix may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to Meetrix will terminate on the date that all shares issued to and issuable to Meetrix that are offered by this prospectus have been sold by Meetrix.

With regard only to the shares it sells for its own behalf, Adaptive Capital may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to Adaptive Capital will terminate on the date that all shares issued to and issuable to Adaptive Capital that are offered by this prospectus have been sold by Adaptive Capital.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of common stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized share capital consists of 24,000,000 shares of common stock, $0.01 par value per share, of which 9,705,656 shares of common stock are issued and outstanding as of March 30, 2017 and 20,000 shares of preferred stock, $0.01 par value per share, of which 140 shares have been designated as Series A Convertible Preferred Stock, all of which have been redeemed and are no longer issued and outstanding. We are a Delaware corporation and our affairs are governed by our Certificate of Incorporation and By-laws. The following are summaries of material provisions of our Certificate of Incorporation and By-laws insofar as they relate to the material terms of our common shares. Complete copies of our Certificate of Incorporation and By-laws are filed as exhibits to our public filings.

                Common Stock

                Our common stock is listed on the Nasdaq Capital Market under the symbol “ITUS”.

                All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

                Dividend Rights

                Holders of the common stock may receive dividends when, as and if declared by our Board of Directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

                Voting Rights

                Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

                Election of Directors

                Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

                Liquidation

                In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

                Redemption

                The common stock is not redeemable or convertible and does not have any sinking fund provisions.

                Preemptive Rights

                Holders of the common stock do not have preemptive rights.

   Other Rights

                Our common stock is not liable to calls or to assessment by the registrant and for liabilities of the registrant imposed on its stockholders under state statutes.

EXPERTS

The consolidated financial statements of ITUS Corporation and subsidiaries as of October 31, 2016 and 2015, and for each of the years ended October 31, 2016 and 2015, have been incorporated by reference to our Annual Report on Form 10-K for the year ended October, 31, 2016 in this registration statement in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The report of Haskell & White LLP includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern as described in Note 1 to the Company’s consolidated financial statements.

LEGAL MATTERS

The validity of the common stock being issued pursuant to this registration statement have been passed upon for us by Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, NY 10105.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	Our Annual Report on Form 10-K for the year ended October 31, 2016, filed with the SEC on December 7, 2016, and as amended on December 8, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2017, filed with the SEC on March 16, 2017;
•	Our Current Reports on Form 8-K filed with the SEC on December 7, 2016, January 19, 2017, February 14, 2017 and March 8, 2017; and
•	The description of our common stock contained in our Current Report on Form 8-K filed on March 31, 2014 and as it may further be amended from time to time.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus supplement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will promptly provide, without charge to each person (including any beneficial owners) who receives a copy of this prospectus, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement. You may request, orally or in writing, a copy of these documents, by contacting Robert A. Berman, President and Chief Executive Officer of ITUS Corporation, at 12100 Wilshire Boulevard, Suite 1275, Los Angeles, CA 90025. Our telephone number is (310) 484-5200. Information about us is also available at our website at http://www.ITUScorp.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

ITUS CORPORATION

1,487,606 Shares of

Common Stock

PROSPECTUS

                    , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company is paying all expenses of the offering. No portion of these expenses will be borne by the selling security holder. The selling security holder, however, will pay any other expenses incurred in selling its common stock, including any brokerage commissions or costs of sale.  Following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC Registration Fee	$859.16
Accounting Fees and Expenses	$6,000.00
Legal Fees and Expenses	$25,000.00
Total	$31,859.16

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements, actually and reasonably incurred in connection with the defense of any action, suit or proceeding (other than an action by or in the right of the corporation) in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of the By-Laws of the Company contains provisions which are designed to provide mandatory indemnification of directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. The By-Laws further provide that, if and to the extent required by the DGCL, an advance payment of expenses to a director or officer of the Company that is entitled to indemnification will only be made upon delivery to the Company of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

3.1	Certificate of Incorporation, as amended. (Incorporated by reference to Form 10-Q for the fiscal quarter ended July 31, 1992 and Form S-3, dated February 11, 2014.)
3.2	Amendment to the Certificate of Incorporation. (Incorporated by reference to Form 10-K for the fiscal year ended October 31, 2013.)
3.3	Certificate of Amendment to the Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 on Form 8-K, dated September 4, 2014.)
3.4	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. (Incorporated by reference to Exhibit 3.1 of our Form 8-K, dated September 10, 2014.)
3.5	Amended and Restated By-laws. (Incorporated by reference to Exhibit 3.1 to our Form 8-K dated, November 8, 2012.)
3.6	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 8-K, dated June 25, 2015.)
4.1	Form of Warrant issued to investors in connection with the Company’s registered direct offering. (Incorporated by reference to Exhibit 4.1 to Form 8-K, dated July 15, 2014).
4.2	Form of Warrant to be issued to Adaptive Capital LLC (Incorporated by reference to Exhibit 4.2 to our Form 10-K for the fiscal year ended October 31, 2016).
5.1	Opinion of Ellenoff Grossman & Schole LLP (Filed herewith)
10.1	2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4 to our Form S-8 dated May 5, 2003.)
10.2	Amendment No. 1 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(e) to our Form S-8 dated November 9, 2004.)
10.3	Amendment No. 2 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006.)
10.4	Amendment No. 3 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006.)
10.5	Amendment No. 4 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated September 21, 2007.)
10.6	Amendment No. 5 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 4(g) to our Form S-8 dated January 21, 2009.)
10.7	Amendment No. 6 to the 2003 Share Incentive Plan. (Incorporated by reference to Exhibit 10.5 to our Form 8-K, dated July 20, 2010.)
10.8	2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 20, 2010.)
10.9	Amendment No. 1 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated July 7, 2011.)
10.10	Amendment No. 2 to the 2010 Share Incentive Plan. (Incorporated by reference to Exhibit 10.1 to our Form 8-K, dated September 5, 2012.)
10.11	Amendment No. 3 to the 2010 Share Incentive Plan (Incorporated by reference to Exhibit 10.1 to our Form 10-Q for the fiscal quarter ended January 31, 2014.)
10.12

Employment Agreement, dated as of September 19, 2012, between the Company and Robert Berman. (Incorporated by reference to Exhibit 10.35 to our Form 10-K for the fiscal year ended October 31, 2012.)  (Portions of Section 4 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for, and related Order by the Commission, dated May 3, 2013, File No. 0-11254-CF#29240, granting confidential treatment for portions of Section 4 of this exhibit to pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.)

10.13

Consulting Agreement, dated as of September 19, 2012, between the Company and Amit Kumar.  (Incorporated by reference to Exhibit 10.37 to our Form 10-K for the fiscal year ended October 31, 2012.)  (Portions of Section 4 of this exhibit have been redacted and filed separately with the Commission in accordance with a request for, and related Order by the Commission, dated May 3, 2013, File No. 0-11254-CF#29240, granting confidential treatment for portions of Section 4 of this exhibit to pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.)

10.14

Securities Purchase Agreement, dated July 15, 2014, between the Company and the Purchasers named therein in connection with the Company’s registered direct offering. (Incorporated by reference to Exhibit 10.1 to Form 8-K, dated July 15, 2014.)

10.15

Termination Agreements, each dated August 29, 2014, relating to the Company’s transaction with Videocon Industries Limited. (Incorporated by reference to Exhibit 10.20 to our Form S-1 dated December 8, 2014.)

10.16	Debt Conversion Agreement, dated September 9, 2014, between the Company and Adaptive Capital, LLC. (Incorporated by reference to Exhibit 10.21 to our Form S-1 dated December 8, 2014.)
10.17	Letter Agreement, dated December 6, 2016, between the Company and Adaptive Capital LLC (Incorporated by reference to Exhibit 10.19 to our Form 10-K for the fiscal year ended October 31, 2016).
10.18	Form of 12% Secured Debenture, dated December 9, 2016, to be issued to Adaptive Capital LLC (Incorporated by reference to Exhibit 10.20 to our Form 10-K for the fiscal year ended October 31, 2016).
10.19	Letter Agreement, dated October 17, 2016, between the Company and Mike Catelani (Incorporated by reference to Exhibit 10.21 to our Form 10-K for the fiscal year ended October 31, 2016).
10.20

Collaborative Research Agreement, dated July 14, 2015, between Anixa Diagnostic Corporation and The Wistar Institute of Anatomy and Biology (Incorporated by reference to Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2016) (Portions of this exhibit have been redacted pursuant to a request for confidential treatment. The redacted portions have been separately filed with the Securities and Exchange Commission.)

10.21

First Amendment to The Collaborative Research Agreement, dated August 4, 2016, between Anixa Diagnostic Corporation and The Wistar Institute of Anatomy and Biology (Incorporated by reference to Exhibit 99.2 to our Form 10-K for the fiscal year ended October 31, 2016) (Portions of this exhibit have been redacted pursuant to a request for confidential treatment. The redacted portions have been separately filed with the Securities and Exchange Commission.)

10.22

Collaborative Research Agreement, dated August 4, 2016, between Anixa Diagnostic Corporation and The Wistar Institute of Anatomy and Biology. (Incorporated by reference to Exhibit 99.3 to our Form 10-K for the fiscal year ended October 31, 2016) (Portions of this exhibit have been redacted pursuant to a request for confidential treatment. The redacted portions have been separately filed with the Securities and Exchange Commission.)

10.23

Dealer Manager Agreement, dated March 3, 2017, between the Company and Advisory Group Equity Services, Ltd. doing business as RHK Capital (Incorporated by reference to Exhibit 10.1 to our Form 8-K dated March 8, 2017)

21.1	Subsidiaries of ITUS Corporation. (Incorporated by reference to Exhibit 21 to our Form 10-K for the fiscal year ended October 31, 2016)
23.1	Consent of Haskell & White LLP. (Filed herewith.)
23.2	Consent of Ellenoff Grossman & Schole LLP. (Included in Exhibit 5.1)
99.1	Patent Acquisition Agreement, dated November 11, 2013, between the Company and Meetrix Communications, Inc. (Filed herewith.)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 31st day of March, 2017.

ITUS CORPORATION

By:	/s/ Robert A. Berman
Name: Robert A. Berman
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Berman his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Robert A. Berman	March 31, 2017
Robert A. Berman
President, Chief Executive Officer
and Director (Principal Executive Officer)

By:	/s/ Michael J. Catelani	March 31, 2017
Michael J. Catelani
Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Dr. Amit Kumar	March 31, 2017
Dr. Amit Kumar
Executive Chairman of the Board

By:	/s/ Dale Fox	March 31, 2017
Dale Fox
Director

By:	/s/ Dr. Arnold Baskies	March 31, 2017
Dr. Arnold Baskies
Director

By:	/s/ Dr. John Monahan	March 31, 2017
Dr. John Monahan
Director